Exhibit 3.4


                                   RESTATED

                           ARTICLES OF INCORPORATION

                                      OF

                                   [Company]


                  FIRST: The name of the corporation is [Company]
         (hereinafter, the "Corporation").

                  SECOND: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the laws of Arizona, as they may be amended from time to time, including, but not limited to, the sale of new and used motor vehicles, and any and all transactions related thereto, and the acting as an insurance agent and the providing of insurance services, exclusive of the underwriting of insurance policies.

                  THIRD: The total number of shares of stock which the Corporation shall have the authority to issue is One Thousand (1000) shares of Common Stock, each having a par value of one cent ($0.01).

                  FOURTH: The street address of the known place of business of the Corporation is [principal business address].

                  FIFTH: The name and address of the statutory agent of the Corporation is CT Corporation, 3225 North Central Avenue, Phoenix, Arizona 85012.

                  SIXTH: The board of directors consists of two directors. The names and addresses of the directors of the Corporation are as follows:

                  Michael E. Maroone            110 SE 6th Street
                                                Ft. Lauderdale, Florida  33301


                  Jonathan P. Ferrando          110 SE 6th Street
                                                Ft. Lauderdale, Florida  33301

                                    The names and addresses of the officers of
         the Corporation are as follows:

                  [President]                   [address of President]
                  President

                  Jonathan P. Ferrando          110 SE 6th Street
                  Vice President and Secretary  Ft. Lauderdale, Florida  33301

                  Marc. L. Bourhis              110 SE 6th Street
                  Treasurer                     Ft. Lauderdale, Florida 33301